                                                                    Exhibit 99.1

[CAMBREX LOGO]

NEWS RELEASE

Date:             October 23, 2003
Contact:          Luke M. Beshar                    Anne-Marie Hess
                  Sr. Vice President & CFO          Director, Investor Relations
Phone:            201-804-3010                      201-804-3062
Email:            luke.Beshar@cambrex.com           annemarie.hess@cambrex.com
Release:          Immediate

                  CAMBREX ANNOUNCES THIRD QUARTER 2003 RESULTS

         - The Company confirms the expected sale of the Rutherford Chemicals business that is now treated as a Discontinued Operation.

         - The Company recorded a valuation allowance against domestic tax assets resulting in a $12.8 million charge in the third quarter 2003.

         - Excluding the valuation allowance, the Company reaffirms its earnings guidance provided in its August 7, 2003 press release.

         East Rutherford, NJ - October 23, 2003 - Cambrex Corporation (NYSE:
CBM) today reported a third quarter 2003 loss from continuing operations of ($7.9) million or ($0.31) diluted loss per share, including $12.8 million, or $0.50 per share, of special tax related charges. Net income in the third quarter 2002 was $9.3 million, or $0.35 diluted earnings per share, from continuing operations including special charges of $2.1 million, or $0.06 per share, with related tax effects. As previously reported, the Company plans to sell its Rutherford Chemicals business and accordingly, this business is treated as a discontinued operation for all periods presented. All amounts in the financial statements and tables represent continuing operations unless otherwise indicated.

         Due to the combination of an expected loss on the sale of Rutherford Chemicals, the previously announced Mylan settlement, and a geographic shift of income, the realization of domestic net deferred tax assets is now deemed unlikely for financial reporting purposes, and the income tax benefit from recent domestic losses cannot be recognized. These unrealized tax benefits can be carried forward and may be recognizable in future periods should domestic earnings of the company justify such recognition. See the 2003 Taxes section for further discussion on this matter.

         Worldwide sales from continuing operations for the third quarter 2003 grew 3.1% to $95.2 million from $92.3 million in the third quarter 2002. The results reflect increased sales in Human Health and All Other segments partially offset by lower sales in the Biosciences segment. Gross profit from continuing operations for the third quarter 2003 declined to $37.6 million, or 39.5% of sales, from $44.6 million, or 48.4% of sales, in the third quarter 2002. Third quarter 2003 sales for continuing operations were favorably impacted 5.0% due to foreign currency.

         "Restoring the revenue and production volumes in the contract biopharmaceutical manufacturing business continues to be a key operational priority," commented James A. Mack, Chairman, President, and CEO. "Throughout the quarter, we saw improving conditions in the bioprocessing market and we are very pleased to have recently signed a biologics manufacturing contract with Nabi Pharmaceuticals." Mr. Mack continued, "The other Biosciences product categories have met our expectations, with double-digit growth in normal human cells, cell therapy and endotoxin detection.

HUMAN HEALTH SEGMENT

         Human Health sales in the third quarter 2003 increased 9.5% to $51.2 million from $46.8 million in the third quarter 2002, including a 6.8% favorable impact due to foreign currency. The increased sales revenue for the quarter reflects higher shipments of generic cardiovascular and central nervous system active pharmaceutical ingredients (APIs) and an advanced intermediate for an end-stage renal disease, slightly offset by reduced shipments of a gastrointestinal API due to a customer-delayed launch of a new dosage size, lower sales of a generic pain management API, and order timing for an antihistamine intermediate.

         Third quarter 2003 gross margin declined to 41.5% in 2003 from 45.3% in the prior year period. Foreign currency unfavorably impacted gross margin by 4.9 percentage points in the quarter.

BIOSCIENCES

         Biosciences sales in the third quarter 2003 decreased 8.9% to $38.3 million from $42.0 million in the third quarter 2002, including a 2.9% favorable impact from foreign currency. The lower sales revenue for the quarter reflects lower volumes and suite utilization in the contract biopharmaceutical manufacturing business. Partly offsetting this decrease were higher sales in other Biosciences segment products including cell therapy services, endotoxin detection products, and normal human cell systems.

         Third quarter 2003 gross margin declined to 40.7% from 53.5% in the third quarter 2002 primarily due to the decreased suite utilization in the contract biopharmaceutical manufacturing business. Increases in other Biosciences segment product categories due to favorable volume, price, and currency effects partially offset these decreases. Foreign currency favorably impacted gross margin by 0.5 percentage points in the quarter.

ALL OTHER

         The All Other segment sales in the third quarter 2003 increased to $5.7 million from $3.6 million in the third quarter 2002, including a 3.6% favorable impact from foreign currency, primarily due to increased sales of animal feed additive and crop protection products. Gross profit declined to 14.6% from 28.3%. The 2002 results included the benefit of certain "take-or-pay" payments recognized in the third quarter 2002 partly offset by increased production in 2003.

THIRD QUARTER 2003 OPERATING AND INTEREST EXPENSES FOR CONTINUING OPERATIONS

         Third quarter 2003 marketing, sales, administrative and amortization expenses increased to $23.6 million (24.8% of sales) from $22.5 million (24.4% of sales) in the third quarter 2002. The increase primarily reflects the impact of foreign currency exchange, higher pension plan expense, legal costs related to the previously disclosed SEC investigation, and professional fees associated with Sarbanes-Oxley compliance.

         Third quarter 2003 research and development expenses increased to $4.1 million (4.3% of sales) from $3.9 million (4.2% of sales) in the third quarter 2002. The increase mainly reflects additional investment in new product technologies for endotoxin detection and molecular biology and the impact of currency exchange.

         Third quarter 2003 net interest expense increased to $3.3 million from $2.9 million in the third quarter 2002. Interest expense increased due to a higher average rate partially offset by a lower average outstanding balance. The average interest rate was 5.4% in the third quarter 2003 versus 4.5% in the third quarter 2002.

2003 TAXES FOR CONTINUING OPERATIONS

         As discussed above, the combination of an expected loss on the sale of Rutherford Chemicals, the Mylan settlement announced earlier in the year, and a geographic shift of forecasted income resulted in $13.5 million of domestic deferred tax assets being deemed unlikely to be realized, and as such, valuation allowances of $12.8 million were recorded against these assets in the third quarter, and it is expected that approximately $0.7 million will be recorded in the fourth quarter. In summary, U.S. GAAP provides that a valuation allowance must be recognized against tax assets when the realization of those assets becomes uncertain due to recent operating losses in the tax jurisdiction where the assets were created. Accordingly, the third quarter tax provision includes approximately $9.3 million of valuation allowances in addition to the $3.5 million identified in the August 7, 2003 announcement.

         The deferred tax assets deemed unlikely to be realized for financial reporting purposes include foreign tax credit carry-forwards, carrying a five year life from inception, the tax benefit related to domestic net operating losses from continuing operations that can be carried forward 20 years, and a credit related to a federal alternative minimum tax that can be carried forward indefinitely. The long carry-forward period for domestic net operating losses and the alternative minimum credit, and expected improvements in domestic continuing operations may result in these assets ultimately being realized.

         Management currently expects the full year 2004 effective tax rate to be between 30% and 35% based on preliminary planning for 2004.

GUIDANCE
         For 2003, the Company targets sales growth of 2-5% in the Human Health segment, essentially flat in the Biosciences segment, and 15-20% in the All Other segment.

         The Company expects full year 2003 diluted earnings per share for continuing operations to be in the range of $0.08 to $0.28 including the previously disclosed $0.28 diluted earnings per share for the unfavorable impact from a settlement with Mylan Laboratories and $0.52 diluted earnings per share (of which $0.14 diluted earnings per share was discussed in the August 7, 2003 press release) for the valuation allowance of certain deferred tax assets. Excluding the $13.5 million valuation allowance of net deferred tax assets, this guidance is consistent with that provided in the August 7, 2003 press release regarding the agreement for the sale of the Rutherford Chemicals business.

         2003 capital expenditures, depreciation and amortization for continuing operations are expected to be approximately $45.0 million, $34.0 million, and $1.5 million respectively.

         Cambrex has recorded an estimated $55 million loss from the expected sale of the Rutherford Chemicals business subject to final closing adjustments. An ultimate loss of $53 - $57 million is expected. Cambrex expects its full year effective tax rate to be 79.0% for continuing operations, which includes approximately 52.0 percentage points from the impact of the write down of deferred tax assets discussed above and the related tax effects of the Mylan settlement charge.

DISCONTINUED OPERATIONS

         Rutherford Chemicals sales for the third quarter 2003 decreased 3.9% to $29.5 million from $30.7 million in the third quarter 2002 as a result of lower sales of agricultural and animal health products and performance enhancing chemicals. Third quarter 2003 gross profit decreased to $2.1 million from $5.2 million in the third quarter 2002 primarily due to unfavorable product mix, lower production volumes, and increased raw material costs.

CONFERENCE CALL

         The Conference Call to discuss third quarter 2003 earnings will begin at 8:30 a.m. Eastern Daylight Time on Friday, October 24, 2003 and last approximately 45 minutes. Those wishing to participate should call the MCI Conference Coordinator at 1-888-730-9134 for Domestic, and +1-773-756-4602 for International. Please use the password CAMBREX and call approximately 10 minutes before the start time. The Conference Call will also be webcast in the Investor Relations section of the Cambrex website located at www.cambrex.com. The webcast will be available for approximately thirty (30) days following the call.

         An instant replay of the Conference Call will be available approximately 1 hour after the completion of the call on Friday, October 24, 2003 through the end of business day, Friday, October 31, 2003 by calling 1-800-568-5428 for Domestic, and +1-402-344-6795 for International.

FORWARD LOOKING STATEMENTS

         This news release may contain "forward-looking statements" for the purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3B-6 under The Exchange Act, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. The forward-looking statements contained herein involve risks and uncertainties that may cause results to differ materially from the Company's expectations including but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), tax rate, technology, manufacturing and legal issues, unfavorable results shipments, changes in foreign exchange rates, performance of minority investments, un-collectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials. Investors are cautioned to review risk factors in the Cambrex Annual Report on Form 10K and other filings with the Securities and Exchange Commission.

                               CAMBREX CORPORATION
                                Financial Summary
                   Quarters Ended September 30, 2003 and 2002
                    (in thousands, except earnings per share)

                                                   2003       2002
                                                   ----       ----
Gross Sales ..................................   $ 95,179   $ 92,332
Operating Profit .............................   $  9,979   $ 16,135
Income Before Tax ............................   $  6,808   $ 12,393
(Loss)/Income From Continuing Operations .....   $ (7,934)  $  9,283
(Loss)/Income on Discontinued Operations .....   $(56,513)  $ (7,186)
Net (Loss)/Income ............................   $(64,447)  $  2,097

Earnings per share data (basic):
   (Loss)/Income From Continuing Operations ..   $  (0.31)  $   0.36
   (Loss)/Income on Discontinued Operations ..   $  (2.20)  $  (0.28)
                                                 --------   --------
   Net (Loss)/Income .........................   $  (2.51)  $   0.08
   Average Shares Outstanding ................     25,721     26,012

Earnings per share data (diluted):
   (Loss)/Income From Continuing Operations ..   $  (0.31)  $   0.35
   (Loss)/Income on Discontinued Operations ..   $  (2.20)  $  (0.27)
                                                 --------   --------
   Net (Loss)/Income .........................   $  (2.51)  $   0.08
   Average Shares Outstanding ................     25,721     26,723

                  Nine Months Ended September 30, 2003 and 2002
                    (in thousands, except earnings per share)

                                                2003        2002
                                                ----        ----
Gross Sales ...............................   $ 303,526   $ 294,655
Operating Profit ..........................   $  27,510   $  56,629
Income Before Tax .........................   $  19,416   $  44,503
(Loss)/Income From Continuing Operations ..   $   1,142   $  33,333
(Loss)/Income on Discontinued Operations ..   $ (55,178)  $     (73)
Net (Loss)/Income .........................   $ (54,036)  $  33,260

Earnings per share data (basic):
   (Loss)/Income From Continuing Operations   $    0.04   $    1.28
   (Loss)/Income on Discontinued Operations   $   (2.14)  $   (0.00)
                                              ---------   ---------
   Net (Loss)/Income ......................   $   (2.10)  $    1.28
   Average Shares Outstanding .............      25,769      25,967

Earnings per share data (diluted):
   (Loss)/Income From Continuing Operations   $    0.04   $    1.25
   (Loss)/Income on Discontinued Operations   $   (2.12)  $   (0.00)
                                              ---------   ---------
   Net (Loss)/Income ......................   $   (2.08)  $    1.25
   Average Shares Outstanding .............      26,032      26,665

Note: All amounts in these financial statements and tables are for continuing operations unless otherwise indicated.

                               CAMBREX CORPORATION
                      Gross Sales & Gross Profit by Segment
                   Quarters Ended September 30, 2003 and 2002
                                 (in thousands)

                     Third Quarter 2003                Third Quarter 2002
               ------------------------------    ------------------------------
                Gross      Gross                  Gross       Gross
                Sales      Profit       GP%       Sales       Profit     GP%
               --------   --------   --------    --------   --------   --------
Human Health   $ 51,190   $ 21,219       41.5%   $ 46,754   $ 21,164       45.3%

BioSciences      38,287     15,578       40.7%     42,027     22,481       53.5%

All Other         5,702        835       14.6%      3,551      1,004       28.3%
               --------   --------               --------   --------

Total          $ 95,179   $ 37,632       39.5%   $ 92,332   $ 44,649       48.4%
               ========   ========               ========   ========

                                     Gross Sales Comparison
                          ------------------------------------------
                            2003       2002
                            Gross      Gross      Change     Change
                            Sales      Sales         $         %
                          ------------------------------------------
Human Health                51,190     46,754       4,436       9.5%

BioSciences                 38,287     42,027      (3,740)      -8.9%

All Other                    5,702      3,551       2,151       60.6%
                          --------   --------    --------   --------
Total                       95,179     92,332       2,847        3.1%
                          ========   ========    ========   ========

                               CAMBREX CORPORATION
                      Gross Sales & Gross Profit by Segment
                  Nine Months Ended September 30, 2003 and 2002
                                 (in thousands)

                       Nine Months 2003                 Nine Months 2002
               ----------------------------------------------------------------
                Gross      Gross                  Gross      Gross
                Sales      Profit       GP%       Sales      Profit      GP%
               --------   --------   --------    --------   --------   --------
Human Health   $164,423   $ 67,036       40.8%   $159,794   $ 71,560       44.8%

BioSciences     120,880     54,132       44.8%    119,366     61,439       51.5%

All Other        18,223      3,196       17.5%     15,495      2,434       15.7%
               --------   --------               --------   --------
Total          $303,526   $124,364       41.0%   $294,655   $135,433       46.0%
               ========   ========               ========   ========

                                    Gross Sales Comparison
                          ------------------------------------------
                            2003       2002
                            Gross      Gross      Change     Change
                            Sales      Sales        $          %
                          ------------------------------------------
Human Health                64,423    159,794       4,629        2.9%

BioSciences                120,880    119,366       1,514        1.3%

All Other                   18,223     15,495       2,728       17.6%
                          --------   --------    --------   --------
Total                      303,526    294,655       8,871        3.0%
                          ========   ========    ========   ========

                               CAMBREX CORPORATION
                          Statement of Profit and Loss
               For the Quarters Ended September 30, 2003 and 2002
                                 (in thousands)

                                                     2003                      2002
                                           ------------------------   -----------------------
                                                           % of                      % of
                                             Amount        Sales        Amount       Sales
                                           ------------------------   -----------------------
Gross Sales                                $   95,179        100.0%   $   92,332       100.0%
   Commissions and Allowances                     691          0.7%        1,224         1.3%
                                           ----------                 ----------
Net Sales                                      94,488         99.3%       91,108        98.7%

   Other Revenues                               1,891          2.0%        3,083         3.3%
                                           ----------                 ----------

Net Revenue                                    96,379        101.3%       94,191       102.0%

   Cost of Sales                               58,747         61.8%       49,542        53.6%
                                           ----------                 ----------
Gross Profit                                   37,632         39.5%       44,649        48.4%

Operating Expenses
   Marketing/Sales Expenses                     6,153          6.5%        5,984         6.5%
   Research & Development Expenses              4,061          4.3%        3,891         4.2%
   Administrative Expenses                     17,040         17.9%       16,146        17.5%
   Asset Impairment and Other Charges               -          0.0%        2,113         2.3%
   Amortization                                   399          0.4%          380         0.4%
                                           ----------                 ----------
Total Operating Expenses                       27,653         29.1%       28,514        30.9%
                                           ----------                 ----------
Operating Profit                                9,979         10.4%       16,135        17.5%

Other Expenses
   Interest - Other                             3,251          3.4%        2,877         3.1%
   Other Expenses/(Income)                        (80)        -0.1%          865         0.9%
                                           ----------                 ----------
Total Other Expenses                            3,171          3.3%        3,742         4.0%
                                           ----------                 ----------
Income Before Taxes                             6,808          7.2%       12,393        13.5%

   Provision for Income Taxes                  14,742         15.5%        3,110         3.4%
                                           ----------                 ----------
(Loss)/Income from Continuing Operations   $   (7,934)        -8.3%   $    9,283        10.1%

DISCONTINUED OPERATIONS

(Loss)/Income on Discontinued
   Operations                                  (1,777)                   (10,480)

Loss on Disposal of Discontinued
   Operations                                 (55,000)                         -

Income Tax (Benefit)/Provision                   (264)                    (3,294)
                                           ----------                 ----------
(Loss)/Income on Discontinued Operations      (56,513)                    (7,186)
                                           ----------                 ----------
Net (Loss)/Income                          $  (64,447)                $    2,097
                                           ==========                 ==========
Basic Earnings per Share
   (Loss)/Income From Continuing
      Operations                           $    (0.31)                $     0.36
   (Loss)/Income on Discontinued
      Operations                           $    (2.20)                $    (0.28)
                                           ----------                 ----------
   Net (Loss)/Income                       $    (2.51)                $     0.08

Diluted Earnings per Share
   (Loss)/Income From Continuing
      Operations                           $    (0.31)                $     0.35
   (Loss)/Income on Discontinued
      Operations                           $    (2.20)                $    (0.27)
                                           ----------                 ----------
   Net (Loss)/Income                       $    (2.51)                $     0.08

                               CAMBREX CORPORATION
                          Statement of Profit and Loss
              For the Nine Months Ended September 30, 2003 and 2002
                                 (in thousands)

                                                 2003                     2002
                                         --------------------     --------------------
                                                       % of                    % of
                                          Amount       Sales       Amount      Sales
                                         ---------------------    --------------------
Gross Sales                              $ 303,526       100.0%   $294,655       100.0%
    Commissions and Allowances               2,891         1.0%      2,926         1.0%
                                         ---------                --------
Net Sales                                  300,635        99.0%    291,729        99.0%

    Other Revenues                           6,899         2.3%      5,097         1.7%
                                         ---------                --------

Net Revenue                                307,534       101.3%    296,826       100.7%

    Cost of Sales                          183,170        60.3%    161,393        54.7%
                                         ---------                --------

Gross Profit                               124,364        41.0%    135,433        46.0%

Operating Expenses
    Marketing/Sales Expenses                19,058         6.3%     16,700         5.7%
    Research & Development Expenses         12,576         4.1%     11,672         4.0%
    Administrative Expenses                 52,735        17.4%     46,737        15.8%
    Asset Impairment and Other Charges           -         0.0%      2,538         0.9%
    Legal Settlement                        11,342         3.7%          -         0.0%
    Amortization                             1,143         0.4%      1,157         0.4%
                                         ---------                --------
Total Operating Expenses                    96,854        31.9%     78,804        26.8%
                                         ---------                --------

Operating Profit                            27,510         9.1%     56,629        19.2%

Other Expenses
    Interest - Other                         8,301         2.7%      8,673         2.9%
    Other Expenses/(Income)                   (207)        0.0%      3,453         1.2%
                                         ---------                --------
Total Other Expenses                         8,094         2.7%     12,126         4.1%
                                         ---------                --------

Income Before Taxes                         19,416         6.4%     44,503        15.1%

    Provision for Income Taxes              18,274         6.0%     11,170         3.8%
                                         ---------                --------
(Loss)/Income from Continuing            $   1,142         0.4%   $ 33,333        11.3%
    Operations

DISCONTINUED OPERATIONS

(Loss)/Income on Discontinued
   Operations                                 (316)                   (478)

Loss on Disposal of Discontinued
   Operations                              (55,000)

Income Tax (Benefit)/Provision                (138)                   (405)
                                         ---------                --------

(Loss)/Income on Discontinued
    Operations                             (55,178)                    (73)
                                         ---------                --------

Net (Loss)/Income                        $ (54,036)               $ 33,260
                                         =========                ========

Basic Earnings per Share
    (Loss)/Income From Continuing
        Operations                            0.04                    1.28
    (Loss)/Income on Discontinued
        Operations                           (2.14)                  (0.00)
                                         ---------                --------
    Net (Loss)/Income                        (2.10)                   1.28

Diluted Earnings per Share
    (Loss)/Income From Continuing
        Operations                            0.04                    1.25
    (Loss)/Income on Discontinued
        Operations                           (2.12)                  (0.00)
                                         ---------                --------
    Net (Loss)/Income                        (2.08)                   1.25

                               CAMBREX CORPORATION
                           Consolidated Balance Sheet
                 As of September 30, 2003 and December 31, 2002
                                 (in thousands)

                                                          2003       2002
                                                        --------   --------
Current Assets

Cash and Cash Equivalents                               $ 41,835   $ 33,296
Trade Receivables, net                                    54,681     58,132
Inventories, net                                          76,348     74,430
Deferred Tax Asset                                        21,433     35,612
Assets Held for Sale                                      65,558    132,257
Other Current Assets                                      25,790     16,450
                                                        --------   --------
   Total Current Assets                                  285,645    350,177

Property, Plant and Equipment, Net                       256,221    239,944
Goodwill and Other Intangibles                           268,859    264,264
Other Assets                                              12,915     13,143
                                                        --------   --------

   Total Assets                                         $823,640   $867,528
                                                        ========   ========

Current Liabilities

Trade Accounts Payable                                  $ 25,761   $ 27,921
Accrued Liabilities                                       45,950     46,565
Liabilities Held for Sale                                  9,905     14,532
Short-term Debt and Current Portion of Long-term Debt      2,299      2,364
                                                        --------   --------
   Total Current Liabilities                              83,915     91,382

Long-term Debt                                           253,686    267,434
Deferred Tax Liabilities                                  52,984     52,630
Other Liabilities                                         52,599     43,400
                                                        --------   --------
   Total Liabilities                                    $443,184   $454,846

   Stockholders' Equity                                 $380,456   $412,682
                                                        --------   --------

   Total Liabilities and Stockholders' Equity           $823,640   $867,528
                                                        ========   ========

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